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                                                                Exhibit 3.6


     REVISED CERTIFICATE OF CORRECTION FILED TO CORRECT A CERTAIN ERROR IN THE CERTIFICATE TO SET FORTH DESIGNATIONS, VOTING POWERS, PREFERENCES, LIMITATIONS, RESTRICTIONS, AND RELATIVE RIGHTS OF SERIES A 6% CUMULATIVE CONVERTIBLE PREFERRED STOCK, $0.001 PAR VALUE PER SHARE OF CHEMTRAK INCORPORATED FILED IN THE OFFICE OF THE SECRETARY OF STATE OF DELAWARE ON JANUARY 16, 1998

CHEMTRAK INCORPORATED hereby certifies that:

     1. The name of the corporation is ChemTrak Incorporated, a Delaware corporation.

     2. That a CERTIFICATE OF CORRECTION FILED TO CORRECT A CERTAIN ERROR IN THE CERTIFICATE TO SET FORTH DESIGNATIONS, VOTING POWERS, PREFERENCES, LIMITATIONS, RESTRICTIONS, AND RELATIVE RIGHTS OF SERIES A 6% CUMULATIVE CONVERTIBLE PREFERRED STOCK, $0.001 PAR VALUE PER SHARE was filed by the Secretary of State of Delaware on January 20, 1998 and that said Certificate requires correction as permitted under Section 103 of the General Corporation Law of the State of Delaware.

     3. The inaccuracy or defect of said Certificate to be corrected is as follows: Article II, Section 5(f) included a clerical error.

     4. Replace "Article II, Section 5(f)" with "Article II, Section 4(f)" and make no other changes.

     IN WITNESS WHEREOF, said CHEMTRAK INCORPORATED has caused this Certificate to be signed by Edward Covell, its President, and attested by Donald Fluken, its Chief Financial Officer, this 19th day of February, 1998.

     Signed on this 19th day of February, 1998.

                              CHEMTRAK, INCORPORATED



                              By: /s/ Edward F. Covell
                                 ----------------------------------------------
                                     President


ATTEST:


/s/ Donald V. Fluken
-------------------------------------------------
Chief Financial Officer